Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Prospectus of Eli Lilly and Company for the registration of shares of its common stock that is made a part of Amendment No. 1 to the Registration Statement on Form S-4 (No. 333-111421) and the related Proxy Statement of Applied Molecular Evolution, Inc. and to the incorporation by reference therein of our report dated January 30, 2003, with respect to the consolidated financial statements of Eli Lilly and Company incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2002 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
January 6, 2004